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                                   FORM 18-K/A

           For Foreign Governments and Political Subdivisions Thereof
        ----------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                   ------------------------------------------

                               AMENDMENT NO. 3 TO
                                  ANNUAL REPORT
                                       OF
                          PROVINCE OF BRITISH COLUMBIA
                                    (CANADA)
                              (NAME OF REGISTRANT)
                    -----------------------------------------

  Date of end of fiscal year to which the annual report relates: March 31, 2002

                             SECURITIES REGISTERED*
                      (As of the close of the fiscal year)

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
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Title of issue                      Amounts as to which                         Names of exchanges
                                    registration is effective                   on which registered

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N/A                                 N/A                                         N/A

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        NAMES AND ADDRESSES OF PERSONS AUTHORIZED TO RECEIVE NOTICES AND
           COMMUNICATIONS FROM THE SECURITIES AND EXCHANGE COMMISSION:

                            Honourable Pamela Wallin
                                Brian Schumacher
                                 David Murchison
                           Canadian Consulate General
                             1251 Avenue of Americas
                            New York, New York 10020
                                       ---

                                    COPIES TO

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
            Brice T. Voran                   Winthrop B. Conrad, Jr.                  Ministry of Finance
         Shearman & Sterling                  Davis Polk & Wardwell                   Provincial Treasury
         Commerce Court West                   450 Lexington Avenue                  Debt Management Branch
       Suite 4405, P.O. Box 247                 New York, New York                    620 Superior Street
           Toronto, Ontario                           10017                       P.O. Box 9423, Stn Prov Govt
                Canada                                                             Victoria, British Columbia
               M5L 1E8                                                                  Canada  V8W 9V1

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*The Registrant is filing this amendment to its annual report on a voluntary basis.


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                                        2

                          PROVINCE OF BRITISH COLUMBIA

         The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Annual Report (the "Annual Report") for the fiscal year ended March 31, 2002 on Form 18-K as set forth below:

         The following additional exhibits are added to the Annual Report:

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
Exhibit 99.8:       British Columbia BUDGET 2003

Exhibit 99.9:       British Columbia Ministry of Finance, ESTIMATES (FISCAL YEAR ENDING MARCH 31, 2004).

Exhibit 99.10       British Columbia Ministry of Finance, SUPPLEMENT TO THE ESTIMATES (FISCAL YEAR ENDING MARCH 31, 2004).
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                                        3

                                    SIGNATURE

              Pursuant to the requirements of the SECURITIES EXCHANGE ACT OF 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

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
                                                    PROVINCE OF BRITISH COLUMBIA
                                                    (Name of registrant)




                                                    By:
April 9, 2003                                                     /s/Jim Hopkins
Victoria, British Columbia                          ____________________________________
                                                     Name:        Jim Hopkins
                                                     Title:       Executive Director
                                                                  Debt Management Branch
                                                                  Provincial Treasury
                                                                  Ministry of Finance
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                                        4

                                  EXHIBIT INDEX


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
Exhibit 99.8:       British Columbia BUDGET 2003.

Exhibit 99.9:       British Columbia Ministry of Finance, ESTIMATES (FISCAL YEAR ENDING MARCH 31, 2004).

Exhibit 99.10       British Columbia Ministry of Finance, SUPPLEMENT TO THE ESTIMATES (FISCAL YEAR ENDING MARCH 31, 2004).

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